Exhibit 5

(TRANSLATION)

EXCERPTS

FROM

LAW CONCERNING SPECIAL MEASURES WITH RESPECT TO

ACCEPTANCE OF FOREIGN CAPITAL FROM

INTERNATIONAL BANK FOR RECONSTRUCTION AND DEVELOPMENT, ETC.

(Law No. 51 of July 4, 1953)

Article 2. (Guarantee of Foreign Currency Obligations)

(2) Notwithstanding the provisions of Article 3 of the Law Concerning Restriction on Financial Assistance by the Government to Corporations and Others, the Government may guarantee the obligations with respect to the debt securities issued by any of the corporation enumerated below or by local government payable in foreign currency (with respect to local government debt securities, limited to those prescribed by a Cabinet Order; hereinafter referred to as “foreign currency debt securities”) within the limit of the amount provided in a budget:

1.	Development Bank of Japan;

2.	Japan Bank for International Cooperation;

3. and 4.	Deleted;

5.	Local public bodies;

6.	In addition to those enumerated in the preceding items, from among the corporations enumerated below those prescribed by a Cabinet Order:

a.	the corporations whose budget requires resolution of the Diet pursuant to provisions of statutes.

b.	from among the corporations organized under special laws (excluding those provided in a. above) none of whose capital investment is held by any person other than the State, the corporations provided in a. above and/or local public bodies, those which are permitted by special laws to issue debt securities.

(3)	The Government may, in addition to the cases provided in the preceding paragraph, guarantee the obligations under the foreign currency debt securities issued for the purpose of delivering them to the persons who have lost their foreign currency debt securities.

Article 3. (Issuance of Debt Securities, etc.)

(2)	The Corporations paragraph 1 of Article 2 and the Corporations enumerated in each of the items of paragraph 2 of Article 2 may, unless otherwise provided in any other statute, delegate to any foreign bank, trust company or persons engaged in the financial instruments trading business (that is, financial instruments trading business provided in Paragraph 8, Article 2 of the Financial Instruments and Exchange Law (Law No. 25 of 1948) all or part of business concerning the issuance and redemption of, and the payment of interest on delivered debt securities (debt securities for delivery to the International Bank for Reconstruction and Development, etc. pursuant to a foreign currency loan agreement with such bank, hereinafter the same) or foreign currency debt securities (with respect to foreign currency debt securities, limited to those guaranteed by the Government pursuant to the provisions of paragraph 1, 2 or 3 of Article 2; hereinafter in this paragraph, the same) or any other matters concerning delivered debt securities or foreign currency debt securities after obtaining approval of a competent Minister as prescribed by a Cabinet Order.

(3)	The competent Minister referred to in the preceding paragraph shall consult with the Minister of Finance before the approval referred to in the same paragraph.

Article 5. (Exemption from Tax with respect to Interest, etc.)

(1)	No tax or any other public charge shall be imposed with respect to interest and premium on redemption (the excess of the amount received in redemption over the issue price; hereinafter the same) of delivered debt securities issued by the Corporations prescribed by a Cabinet Order set forth in paragraph 1 of Article 2 and relating to agreements for borrowing of funds from the International Bank for Reconstruction and Development as well as foreign currency debt securities issued by any of the Corporations enumerated in each of the items of paragraph 2 of Article 2 and guaranteed by the Government pursuant to the provisions of paragraph 2 or paragraph 3 of Article 2 (hereinafter referred to as “securities”); provided, however, that this shall not apply to such interest or premium on redemption received by residents provided in Article 2, paragraph 1, item 3 of the Income Tax Law (Law No. 33 of 1965), domestic corporations provided in Article 2, item 3 of the Corporation Tax Law (Law No. 34 of 1965) and any other person who is prescribed by a Cabinet Order as similar thereto.

(2)	The provisions of Article 181 and Article 212 of the Income Tax Law shall not be applicable to the interest provided in the preceding paragraph.